Exhibit 10.13.2

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is entered as of December 31, 2008, by and between The NASDAQ OMX Group, Inc. (the “Company”) and Edward Knight (the “Executive”).

WHEREAS, the Executive and the Company (f/k/a/ The Nasdaq Stock Market, Inc.) entered into an employment agreement, dated as of December 29, 2000, as subsequently amended by Amendment Number One, effective as of February 1, 2002 (the “Agreement”); and

WHEREAS, the Executive and the Company now desire to amend the Agreement so as to reflect the provisions of Section 409A of the Internal Revenue Code and the final regulations issued thereunder, which amendment is to be effective as of December 31, 2008.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby amend the provisions of the Agreement, as set out below. Except to the extent so amended, all of the provisions of the Agreement shall remain in full force and effect in accordance with their terms.

The Agreement is hereby amended, as follows:

1.	The second sentence of Section 3 thereof is amended and restated, as follows:

Base Salary shall be payable in regular installments in accordance with the Company’s usual payroll practices as in effect from time to time (but no less frequently than monthly).

2.	The last sentence of Section 4 is amended and restated, as follows:

Incentive Compensation for each calendar year shall be paid in the following calendar year, at the same time as the Company pays Incentive Compensation awards to other executives, but in no event later than the March 1st following the calendar year with respect to which the Incentive Compensation relates.

3.	Section 5(b) is amended and restated, as follows:

(b) SERP Enhancements. The Executive shall be entitled to continue to participate in The NASDAQ OMX Group, Inc. Supplemental Executive Retirement Plan, as amended and restated effective as of December 31, 2008 (formerly, the Nasdaq Stock Market, Inc. Supplemental Executive Retirement Plan, the “SERP”). Notwithstanding any term or condition contained in the SERP to the contrary:

(i) Section 5.1 of the SERP shall be applied as if the age and service requirements stated therein were age 55 and five (5) years of service rather than age 55 and ten (10) years of service. Accordingly, the Executive shall be 100% vested in his accrued SERP benefit upon the later of his attainment of age 55 while employed and his completion of five (5) years of service.

(ii) Section 5.1 of the SERP shall be applied as if the age and service requirements stated therein were satisfied upon the Executive’s termination of employment prior to the end of the Employment Term (x) on account of his death or Disability (as defined in Section 9(b) hereof), (y) by the Company without Cause pursuant to Section 9(c) hereof, or (z) by the Executive for Good Reason pursuant to Section 9(c) hereof. Accordingly, under such circumstances the Executive shall be 100% vested in his SERP benefit even if his employment terminates prior to his attaining age 55 and having completed five (5) years of service with the Company.

(iii) The death benefit provided in Sections 8.1 and 8.2 of the SERP shall become payable if the Executive dies before his SERP benefit commences, but after having satisfied the requirements of Section 5.1 of the SERP as modified by Section 5(b)(i) or (ii) (and if the foregoing conditions are satisfied, such death benefit will be payable even if the Executive’s death occurs after he has left employment with the Company with vested SERP rights, but before the SERP benefit commences).

(iv) Sections 6.4 and 7.4 of the SERP (relating to early retirement) shall apply only if the Executive has at least five (5) years of service; provided, that this special rule shall not permit the Executive’s SERP benefit to start earlier than age 55.

(v) The special provisions of this Section 5(b) shall not accelerate the rate at which the SERP benefit accrues so that the amount of the accrued SERP benefit shall be determined with reference to an accrual over a period of 3,650 days as provided in the SERP definition of “Accrued Benefit.”

4.	Section 7 is amended, by the adding a new paragraph (d) to the end thereof, as follows:

(d) Time of Reimbursements/In-Kind Benefits

Any reimbursements provided for under this Section 7 shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the reimbursable expense. Additionally, the amount of expenses eligible for reimbursement, or the in-kind benefits to be provided, during one calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other calendar year and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.	The third sentence of Section 9(a) is amended and restated, as follows:

If the Executive is terminated for Cause, he shall be entitled to receive his unpaid Base Salary through the date of termination, to be paid in accordance with the Company’s usual payroll practices as described in Section 3 above.

6.	The second paragraph of Section 9(b) is hereby amended by adding immediately after the first sentence thereof, the following new sentence:

Such amount shall be paid in a lump sum within thirty (30) days following the termination date.

7.	The third to last sentence of Section 9(c) is amended and restated, as follows:

All amounts described in the two preceding sentences shall be paid in a lump sum within thirty (30) days following the termination date.

8.	The second to last sentence of Section 9(c) is amended and restated, as follows:

The Company shall provide the Executive with continued health care coverage with such cost of coverage to be provided, directly or indirectly, by the Company on at least a monthly basis for the Severance Period.

9.	The second sentence of Section 9(d) is amended and restated, as follows:

Upon a termination by the Executive pursuant to this Section 9(d), the Executive shall be entitled to receive his unpaid Base Salary through the date of termination, to be paid in accordance with the Company’s usual payroll practices as described in Section 3 above.

10.	The first sentence of Section 9(f)(ii)(B) is amended and restated, as follows:

If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm, but in no event later than the end of the calendar year following the calendar year in which the applicable Excise Tax is remitted to the Federal government.

11.	The last sentence of Section 9(f)(ii)(C) is amended and restated, as follows:

In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable to the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive, but in no event later than the end of the calendar year following the calendar year in which the applicable Excise Tax is remitted to the Federal government.

12.	Section 13 is amended by adding a new paragraph (j) to read as follows:

(j) Section 409A. Notwithstanding any other provision of this Agreement, any payment, settlement or benefit triggered by termination of the Executive’s employment with the Company shall not be made until six months and one day following the date of termination if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Code. For purposes of this Agreement, termination or severance of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after that date or that the level of services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period. The Company, after consulting with the Executive, may amend this Agreement or the terms of any award provided for herein in any manner that the Company considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to any additional tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Executive. This paragraph 13(j) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to taxation, interest or penalties under Section 409A. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

By:	/s/ Edward Knight
Edward S. Knight

THE NASDAQ OMX GROUP, INC

By:	/s/ H. Furlong Baldwin
H. Furlong Baldwin
Chairman, Board of Directors of
The NASDAQ OMX Group, Inc.

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